Exhibit 5.1

September 11, 2020

Digital Landscape Group, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Digital Landscape Group, Inc., a company incorporated with limited liability under the laws of the British Virgin Islands (“DLGI BVI”), in connection with (A) the domestication of DLGI BVI in the State of Delaware as Radius Global Infrastructure, Inc., a Delaware corporation (the “Company”), pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”) and (B) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (Registration No. 333-240173), as amended (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (x) the offering by the Company of (i) up to 61,434,579 shares of class A common stock, par value $0.0001 per share, of the Company (“Class A Common Shares”), comprised of 58,425,000 Class A Common Shares issuable upon the conversion of DLGI BVI ordinary shares, no par value, into Class A Common Shares in the Domestication (the “Company Shares”) and up to 3,009,579 Class A Common Shares issuable upon the exercise of the Company’s options (the “Options” and such shares, the “Option Shares”) and the settlement of the Company’s restricted stock (the “Restricted Stock” and such shares, the “Restricted Shares”), in each case following the Domestication, (ii) 50,025,000 warrants to acquire Class A Common Shares (the “Warrants”), to be governed by the A&R Warrant Instrument (as defined below), (iii) up to 16,675,000 Class A Common Shares issuable following the Domestication upon exercise of the Warrants (the “Warrant Shares”) in accordance with the A&R Warrant Instrument, (iv) 1,600,000 shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series A Founder Preferred Stock” (the “Series A Founder Preferred Shares”) issuable upon the conversion of DLGI BVI series A founder preferred shares, no par value, into Series A Founder Preferred Shares in the Domestication and (v) up to 1,600,000 Class A Common Shares issuable following the Domestication upon conversion of Series A Founder Preferred Shares (the “Series A Conversion Shares”), in accordance with the Certificate of Incorporation of the Company, and (y) the offering of up to 10,000,000 Class A Common Shares that may be reoffered following the Domestication by certain selling stockholders identified in the Registration Statement (the “Resale Shares”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion (collectively, the “Documents”), including: (a) forms of the certificate of incorporation of the Company (the “Certificate of Incorporation”) and of the certificate of corporate domestication of the Company (the “Certificate of Domestication”), both of which certificates are to be filed with the Secretary of State of the State of Delaware to become effective at the time of the Domestication; (b) the form of By-laws of the Company, to become effective at the time of the Domestication; (c) forms of resolutions to be adopted by the Board of Directors of the Company immediately upon the Domestication (the “DE Resolutions”); (d) the form of Amended and Restated Warrant Instrument (the “A&R Warrant Instrument”), to be executed by the Company, Computershare Inc. and Computershare Trust Company, N.A., as registrar, upon or prior to the Domestication, which amends and restates the Warrant Instrument dated November 15, 2017 of DLGI BVI; and (e) the Registration Statement.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have relied, with respect to factual matters, on statements of public officials and officers and other representatives of the Company.

We have further assumed that: DLGI BVI has the full power, authority and legal right to domesticate in the State of Delaware pursuant to the General Corporation Law of the State of Delaware and applicable British Virgin Islands law; the Domestication has been or will be duly authorized by DLGI BVI; the Certificate of Incorporation and Certificate of Domestication will be duly authorized, executed and filed with the Secretary of State of the State of Delaware and all related fees and charges will be paid in connection therewith; the DE Resolutions are adopted immediately upon the Domestication; the A&R Warrant Instrument will be duly authorized, executed and delivered by the parties thereto; and, in the case of Documents to be executed and delivered after the date hereof, such Documents will conform in all material respects to the forms thereof examined by us.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, upon consummation of the Domestication: (i) the Company Shares, Resale Shares and Series A Founder Preferred Shares will be validly issued, fully paid and nonassessable and the Warrants will be legally binding obligations of the Company under the laws of the State of Delaware; (ii) upon due exercise and full payment of the exercise price of the Warrants in accordance with the terms of the A&R Warrant Instrument, the Warrant Shares will be validly issued, fully paid and nonassessable; (iii) upon due conversion of the Series A Founder Preferred Shares in accordance with the applicable conversion provisions of the Certificate of Incorporation, the Series A Conversion Shares will be validly issued, fully paid and nonassessable; (iv) upon the due exercise and full payment of the exercise price of the Options in accordance with the terms of the relevant option agreements, the Option Shares will be validly issued, fully paid and nonassessable; and (v) upon the vesting and settlement of the Restricted Stock in accordance with the terms of the relevant restricted stock agreements, the Restricted Shares will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware. In particular, we do not purport to pass on any matter governed by the laws of the British Virgin Islands.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement dated the date hereof and incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Digital Landscape Group, Inc.

660 Madison Avenue, Suite 1435

New York, NY 10065

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